Exhibit (d-6)

September 18, 2025

The Alger Funds II

100 Pearl Street, 27th Floor

New York, NY 10004

Dear Sirs:

Fred Alger Management, LLC (“FAM”) hereby agrees to waive fees owed to it by, or to reimburse expenses of, the share classes of each series (each, a “Fund”) of The Alger Funds II (the “Trust”) listed on Schedule A for the expense cap period indicated. FAM will waive and/or reimburse expenses to the extent other expenses and any other applicable share class-specific expenses exceed the rate of average daily net assets indicated on Schedule A. With regards to Alger Spectra Fund and Alger Dynamic Opportunities Fund, this expense limitation does not include custody fees, acquired fund fees and expenses, interest, taxes, brokerage expenses, fees in connection with the ReFlow Fund, LLC (“ReFlow”) liquidity program, extraordinary expenses (as determined in the discretion of the Board of Trustees of the Trust (the “Board”)), and proxy expenses (except for such proxies related to: (i) changes to or approval of an investment advisory agreement for a Fund, (ii) the election to the Board of any trustee who is an “interested person” of the Trust, or (iii) any other matters that directly benefit, or relate directly to the operations of, FAM or its affiliates, which expenses shall be borne exclusively by FAM), to the extent applicable, but does include dividend expense on short sales and net borrowing costs. With regards to Alger Responsible Investing Fund, this expense limitation does not include custody fees, acquired fund fees and expenses, dividend expense on short sales, net borrowing costs, interest, taxes, brokerage expenses, fees in connection with the ReFlow liquidity program, extraordinary expenses (as determined in the discretion of the Board), and proxy expenses (except for such proxies related to: (i) changes to or approval of an investment advisory agreement for a Fund, (ii) the election to the Board of any trustee who is an “interested person” of the Trust, or (iii) any other matters that directly benefit, or relate directly to the operations of, FAM or its affiliates, which expenses shall be borne exclusively by FAM), to the extent applicable. With respect to Alger Emerging Markets Fund, this expense limitation does not include acquired fund fees and expenses, dividend expense on short sales, net borrowing costs, interest, taxes, brokerage expenses, fees in connection with the ReFlow liquidity program, extraordinary expenses (as determined in the discretion of the Board), and proxy expenses (except for such proxies related to: (i) changes to or approval of an investment advisory agreement for a Fund, (ii) the election to the Board of any trustee who is an “interested person” of the Trust, or (iii) any other matters that directly benefit, or relate directly to the operations of, FAM or its affiliates, which expenses shall be borne exclusively by FAM), to the extent applicable.

FAM understands and intends that the Trust will rely on this agreement in preparing and filing its registration statements on Form N-1A and in accruing each Fund’s expenses for purposes of calculating net asset value and for other purposes.

This Agreement may only be amended or terminated prior to its expiration date by agreement between FAM and the Board, and will terminate automatically in the event of termination of the Investment Advisory Agreement between FAM and the Trust, on behalf of each Fund. FAM may recoup any fees waived or expenses reimbursed pursuant to this Agreement; however, a Fund will only make repayments to FAM if such repayment does not cause the Fund’s expense ratio, after the repayment is taken into account, to exceed both (i) the expense cap in place at the time such amounts were waived or reimbursed, and (ii) the Fund’s current expense cap. Such recoupment is limited to two years from the date the amount is initially waived or reimbursed.

Please acknowledge acceptance on the enclosed copy of this letter.

Very truly yours,

Fred Alger Management, LLC

/s/ Tina Payne
By: Tina Payne, SVP, General Counsel, Chief Compliance Officer

Accepted by:

The Alger Funds II

/s/ Hal Liebes
By: Hal Liebes, President

SCHEDULE A

Fund Name	Share Class	Fiscal Year End	Expense Cap	Expense Cap Period
Alger Responsible Investing Fund	A	October 31	0.38%	February 28, 2026 – October 31, 2027
Alger Responsible Investing Fund	I	October 31	0.38%	February 28, 2026 – October 31, 2027
Alger Responsible Investing Fund	Z	October 31	0.24%	February 28, 2026 – October 31, 2027
Alger Dynamic Opportunities Fund	A	October 31	0.80%	February 28, 2026 – October 31, 2027
Alger Dynamic Opportunities Fund	C	October 31	1.55%	February 28, 2026 – October 31, 2027
Alger Dynamic Opportunities Fund	Z	October 31	0.55%	February 28, 2026 – October 31, 2027
Alger Emerging Markets Fund	A	October 31	0.80%	February 28, 2026 – October 31, 2027
Alger Emerging Markets Fund	C	October 31	1.55%	February 28, 2026 – October 31, 2027
Alger Emerging Markets Fund	I	October 31	0.70%	February 28, 2026 – October 31, 2027
Alger Emerging Markets Fund	Z	October 31	0.24%	February 28, 2026 – October 31, 2027
Alger Spectra Fund	Y	October 31	0.28%	February 28, 2026 – October 31, 2027
Alger Spectra Fund	Z	October 31	0.34%	February 28, 2026 – October 31, 2027

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